Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Epsilon Energy Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2020, relating to the consolidated financial statements of Epsilon Energy Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP
BDO USA, LLP
Houston, Texas

September 1, 2020.